SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               Olympic Steel, Inc.
                                (Name of Issuer)

                         Common Stock, without par value
                         (Title of Class of Securities)

                                    68162K106
                                 (CUSIP Number)

                                 March 5, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 16 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68162K106                    13G                 Page 2 of 16 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Drawbridge Global Macro Fund LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                80,411
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                80,411
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                80,411
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.8%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                    13G                 Page 3 of 16 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Drawbridge Global Macro GP LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                80,411
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                80,411
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                80,411
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.8%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                    13G                 Page 4 of 16 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         Drawbridge Global Macro Advisors LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                618,548
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                618,548
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                618,548
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                6.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                    13G                 Page 5 of 16 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Drawbridge Investment Partners LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                117,819
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                117,819
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                117,819
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                1.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                    13G                 Page 6 of 16 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                     Drawbridge Special Opportunities Fund LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                78,550
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                78,550
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                78,550
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.8%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                    13G                 Page 7 of 16 Pages
----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                      Drawbridge Special Opportunities GP LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                78,550
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                78,550
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                78,550
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.8%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                    13G                 Page 8 of 16 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                Drawbridge Special Opportunities Advisors LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                117,819
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                117,819
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                117,819
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                1.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                    13G                 Page 9 of 16 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Fortress Investment Group LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                736,367
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                736,367
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                736,367
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                7.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                    13G                Page 10 of 16 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Olympic Steel, Inc. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Issuer's principal executive offices are located at 5096 Richmond Road, Bedford Heights, Ohio 44146.

Item 2(a)     Name of Person Filing.

     This statement is filed by:

          (i) Drawbridge Global Macro Fund LP, a Delaware limited partnership ("Drawbridge Global LP"), is the sole member of Drawbridge Global Macro Master Fund Ltd, a company organized under the laws of the Cayman Islands ("Drawbridge Master") other than Drawbridge Global Macro Fund Ltd, a company organized under the laws of the Cayman Islands ("Drawbridge Global Ltd"), with respect to the Shares directly owned by Drawbridge Master;

         (ii) Drawbridge Global Macro GP LLC, a Delaware limited liability company ("Drawbridge Global GP") is the general partner of Drawbridge Global LP, with respect to Shares directly owned by Drawbridge Master.

        (iii) Drawbridge Global Macro Advisors LLC, a Delaware limited liability company ("Drawbridge Global Advisors"), which acts as advisor to both Drawbridge Global LP and Drawbridge Global Ltd, with respect to Shares directly owned by Drawbridge Master;

         (iv) Drawbridge Investment Partners LLC, a Delaware limited liability company, ("DIP LLC") with respect to the Shares directly owned by it;

          (v) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership ("Drawbridge Special Opportunities LP"), is the sole member of DIP LLC other than Drawbridge Opportunities Fund Ltd, a company organized under the laws of the Cayman Islands ("Drawbridge Special Opportunities Ltd"), with respect to the Shares directly owned by DIP LLC;

         (vi) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company ("Drawbridge Special Opportunities GP") is the general partner of Drawbridge Special Opportunities LP, with respect to Shares directly owned by DIP LLC.

        (vii) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company ("Drawbridge Special Opportunities Advisors"), which acts as advisor to both Drawbridge Special Opportunities LP and Drawbridge Special Opportunities Ltd, with respect to Shares directly owned by DIP LLC; and

CUSIP No. 68162K106                    13G                Page 11 of 16 Pages

       (viii) Fortress Investment Group LLC, a Delaware limited liability company ("Fortress") which is the managing member of Drawbridge Global Advisors and Drawbridge Special Opportunities Advisors, with respect to the Shares directly owned, respectively, by Drawbridge Master and DIP LLC.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b)   Address of Principal Business Office or, if None, Residence:

             The address of the business office of each of the Reporting Persons is 1251 Avenue of the Americas, Suite 1600 New York, New York 10020, Attention: Kevin Treacy.

Item 2(c)   Citizenship

             Each of Drawbridge Global GP, Drawbridge Global Advisors, DIP LLC, Drawbridge Special Opportunities GP, Drawbridge Special Opportunities Advisors and Fortress is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Global LP and Drawbridge Special Opportunities LP is a limited partnership formed under the laws of the State of Delaware.

Item 2(d)   Title of Class of Securities:

             Common Stock, without par value.

Item 2(e) CUSIP Number:

             68162K106

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule
                  13d-1 (b)(1)(ii)(E),

CUSIP No. 68162K106                    13G                Page 12 of 16 Pages

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1(c), check this box:  [x]

Item 4.     Ownership.

      A. Drawbridge Global Macro Fund LP
           (a)   Amount beneficially owned:  80,411
           (b) Percent of class: 0.8% The percentages used in this Item 4 are calculated based upon 9,647,068 shares of Common Stock issued and outstanding as of November 24, 2003 as reported in the Company's Form 10-Q for the quarterly period ending September 30, 2003.
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 80,411
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 80,411

      B. Drawbridge Global Macro GP LLC
           (a)   Amount beneficially owned: 80,411
           (b)   Percent of class: 0.8%
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 80,411
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 80,411

      C. Drawbridge Global Macro Advisors LLC
           (a)   Amount beneficially owned: 618,548
           (b)   Percent of class: 6.4%
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 618,548
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 618,548

CUSIP No. 68162K106                    13G                Page 13 of 16 Pages

      D. Drawbridge Investment Partners LLC
           (a) Amount beneficially owned: 117,819
           (b) Percent of class: 1.2%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 117,819
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 117,819

      E. Drawbridge Special Opportunities Fund LP
           (a) Amount beneficially owned: 78,550
           (b) Percent of class: 0.8%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 78,550
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 78,550
             (e) Not applicable.

      F. Drawbridge Special Opportunities GP LLC
           (a) Amount beneficially owned: 78,550
           (b) Percent of class: 0.8%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 78,550
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 78,550
             (e) Not applicable.

      G. Drawbridge Special Opportunities Advisors LLC
           (a)   Amount beneficially owned: 117,819
           (b)   Percent of class: 1.2%
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 117,819
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 117,819

      H. Fortress Investment Group LLC
           (a) Amount beneficially owned: 736,367
           (b) Percent of class: 7.6%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 736,367
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 736,367

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

CUSIP No. 68162K106                    13G                Page 14 of 16 Pages

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Fortress has the power to direct the affairs of Drawbridge Global GP, Drawbridge Special Opportunities GP, Drawbridge Global Advisors and Drawbridge Special Opportunities Advisors. Drawbridge Global Advisors is the investment manager of both Drawbridge Global LP and Drawbridge Global Ltd, and in that capacity directs certain affairs, including certain decisions respecting the dispositions of the proceeds from the sale of the shares. Drawbridge Global GP is the general partner of Drawbridge Global LP and has the power to direct its affairs and has delegated such powers to Drawbridge Global Advisors, including certain decisions respecting the dispositions of the proceeds from the sale of the shares. Drawbridge Special Opportunities Advisors is the investment manager of Drawbridge Special Opportunities LP and Drawbridge Special Opportunities Ltd, and in that capacity directs their affairs, including certain decisions respecting the dispositions of the proceeds from the sale of the shares. Drawbridge Special Opportunities GP is the general partner of Drawbridge Special Opportunities LP and has the power to direct its affairs and has delegated such powers to Drawbridge Special Opportunities Advisors, including certain decisions respecting the dispositions of the proceeds from the sale of the shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 68162K106                    13G                Page 15 of 16 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  March 15, 2004


                               DRAWBRIDGE GLOBAL MACRO FUND LP

                               By: DRAWBRIDGE GLOBAL MACRO GP LLC
                                    its general partner

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO GP LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE INVESTMENT PARTNERS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

                               By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
                                    its general partner

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

CUSIP No. 68162K106                    13G                Page 16 of 16 Pages

                               DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               FORTRESS INVESTMENT GROUP LLC

                               By:  /s/ Michael Novogratz
                                    ---------------------------------
                                    Name:  Michael Novogratz
                                    Title: Authorized Person